     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 2001

                                                      REGISTRATION NO. 333-47540
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                AMENDMENT NO. 4

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                           ENCORE ACQUISITION COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                               1311                              75-2759650
  (State or Other Jurisdiction of        (Primary standard industrial               I.R.S. Employer
   Incorporation or Organization)        classification code number)            (Identification Number)

                             ----------------------
                          777 MAIN STREET, SUITE 1400
                            FORT WORTH, TEXAS 76102
                           TELEPHONE: (817) 877-9955
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                 I. JON BRUMLEY
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           ENCORE ACQUISITION COMPANY
                          777 MAIN STREET, SUITE 1400
                            FORT WORTH, TEXAS 76102
                           TELEPHONE: (817) 877-9955
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                             ----------------------
                                With a copy to:

                 F. RICHARD BERNASEK                                      R. JOEL SWANSON
             KELLY, HART & HALLMAN, P.C.                                 BAKER BOTTS L.L.P.
             201 MAIN STREET, SUITE 2500                                   910 LOUISIANA
               FORT WORTH, TEXAS 76102                                   HOUSTON, TX 77002
              TELEPHONE: (817) 332-2500                              TELEPHONE: (713) 229-1330
              FACSIMILE: (817) 878-9280                              FACSIMILE: (713) 229-7730

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions are set forth in the following table. Encore will pay all expenses of issuance and distribution. Each amount, except for the SEC and New York Stock Exchange fees, is estimated.


SEC registration fees.......................................  $   26,500
NASD filing fee.............................................  $   10,500
New York Stock Exchange application listing fee.............  $  200,000
Transfer agent's and registrar's fees and expenses..........  $    3,600
Printing and engraving expenses.............................  $  375,000
Legal fees and expenses.....................................  $  250,000
Accounting fees and expenses................................  $  460,000
Engineering fees and expenses...............................  $   50,000
Miscellaneous...............................................  $    4,400
                                                              ----------
          Total.............................................  $1,380,000
                                                              ==========


---------------

ITEM 14  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Certificate of Incorporation provides that no director or officer shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director for any act or omission; provided, however, that the director may be liable for any claim resulting from an act or omission that has not met the standard of conduct permissible under the Delaware General Corporation Law to indemnify the director or officer for the amount claimed.

     Our Certificate of Incorporation and our Bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in our right) by reason of the fact that he is or was a director or officer of Encore, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to the foregoing, we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that he is or was a director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Encore unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Pursuant to our Certificate of Incorporation and Bylaws, we may purchase and maintain insurance on behalf of any person who is or was a director or officer, or is or was a director or officer of Encore serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power or the obligation to indemnify him against such liability. Under the Certificate of Incorporation and Bylaws, we may, to the extent authorized from time to time by our Board of Directors, provide rights to indemnification and the advancement of expenses to our employees and agents similar to those rights conferred in our Certificate of Incorporation and Bylaws to our directors and officers.

     We have entered into indemnification agreements with our directors and officers, which indemnify each person to the fullest extent permitted by Delaware law and obligate us to purchase and maintain insurance or similar protection on behalf of our directors and officers against personal liability against him or incurred by or on behalf of him in the capacity as a director or officer of Encore. Any insurance policy providing liability coverage for directors and officers of Encore shall continue until as long as the director or officer serves in such capacity. Pursuant to the agreements, we also agree to hold harmless and indemnify each person against expenses incurred by reason of the fact that the person is or was a director, officer, employee or agent of us, unless his acts were committed in bad faith, were the result of active and deliberate dishonesty, or resulted in personal financial profit or other advantage to which he was not legally entitled.

ITEM 15  RECENT SALES OF UNREGISTERED SECURITIES

     Since our inception, we issued and sold the following securities to certain individual and institutional investors, including certain of our directors, officers and key employees, in transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereunder:

     On August 18, 1998, Encore entered into a Stock Purchase and a Stockholders' Agreement (collectively the "Agreements"), with five members of Encore's management ("Management") and four non-management investors (the "Investors"). Under the terms of the Agreements, 292,592 shares of Class B Common Stock, par value $0.01 per share (the "Class B") and 64,141 shares of Class A Common Stock, par value $0.01 per share ("Class A") were issued for a total amount of committed consideration to be invested in Encore of $298 million by Management and the Investors. Subsequent to August 18, 1998 an additional 15,111 shares of Class A Common Stock and 2,536 shares of Class B Common Stock were sold for an aggregate of approximately $2.7 million in cash and commitments to 23 key employees of Encore. Encore repurchased an aggregate of 5,526 shares of Class A and 227 shares of Class B stock from two former employees. As of December 31, 2000, 294,901 shares of Class B and 73,725 shares of Class A were issued and outstanding. The remaining shares of Class B and shares of Class A are reserved for issuance to future Management members. Each purchaser represented that he or it was purchasing the shares for investment and each such person had sufficient knowledge and experience to evaluate the merits and risks of such investment.

     No Underwriters were involved in connection with the sales of securities referred to in this Item 15.

     All shares of Class A and Class B common stock will be converted into a single class of common stock in connection with the recapitalization to be effected in connection with this offering. See "Recapitalization" in the Prospectus. Such conversion will be exempt from registration under Section 3(a)(9) of the Securities Act.

ITEM 16  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
          1              -- Form of Underwriting Agreement.+
          3.1            -- Form of Second Amended and Restated Certificate of
                            Incorporation of Encore Acquisition Company.+
          3.2            -- Form of Second Amended and Restated By-Laws of Encore
                            Acquisition Company.+
          3.3            -- Deleted exhibit.
          4.1            -- Specimen certificate of Encore Acquisition Company.+
          4.2            -- Registration Rights Agreement dated as of August 18, 1998 among Encore Acquisition Partners, Inc. and the
                            stockholder named therein.+
          4.3            -- Stockholders' Agreement of Encore Acquisition Partners,
                            Inc. dated as of August 18, 1998.+
          4.4            -- Stock Purchase Agreement among Encore Acquisition
                            Partners, Inc. and the Investor Stockholders and the
                            Management Stockholders dated as of August 18, 1998.+
          5.1            -- Opinion of Kelly, Hart & Hallman, P.C.*
         10.1            -- Credit Agreement dated as of May 7, 1999, by and among
                            Encore Operating, L.P., Encore Acquisition Partners,
                            Inc., and a syndicate of banks led by NationsBank, N.A.,
                            First Union National Bank, and BankBoston, N.A.+
         10.2            -- Letter Agreement effective as of August 24, 2000 amending the Credit Agreement.+
         10.3            -- Pledge Agreement by Encore Acquisition Partners, Inc. in
                            favor NationsBank, N.A. dated as of May 7, 1999.+
         10.4            -- Form of 2000 Incentive Stock Plan of Encore Acquisition
                            Company.+
         10.5            -- Management Stock Ownership Plan effective as of August
                            18, 1998.+
         10.6            -- Form of Indemnity Agreement.+
         10.7            -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and I. Jon Brumley dated as of
                            August 18, 1998.+
         10.8            -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and Jon S. Brumley dated as of
                            August 18, 1998.+
         10.9            -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and Gene Carlson dated as of
                            August 18, 1998.+
         10.10           -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and Kyle Schultz dated as of
                            August 18, 1998.+
         10.11           -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and Morris B. Smith dated as
                            of August 1, 2000.+
         10.12           -- Purchase and Sale Agreement between Shell Western E&P
                            Inc. and Shell Onshore Ventures Inc., as sellers, and
                            Encore Operating, L.P., as buyer, dated as of March 12,
                            1999.+
         10.13           -- Amendment to Purchase and Sale Agreement between Shell
                            Western E&P Inc. and Shell Onshore Ventures Inc., as
                            sellers, and Encore Operating, L.P., as buyer, dated as
                            of May 26, 1999.+

        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
         10.14           -- Second Amendment to Purchase and Sale Agreement between
                            Shell Western E&P Inc. and Shell Onshore Ventures Inc.,
                            as sellers, and Encore Operating, L.P., as buyer, dated
                            as of May 28, 1999.+
         10.15           -- Purchase and Sale Agreement dated February 23, 2000
                            between Cross Timbers Oil Company and Encore Operating,
                            L.P.+
         21.1            -- Subsidiaries of Encore Acquisition Company.+
         23.1            -- Consent of Arthur Andersen LLP.+
         23.2            -- Consent of Kelly, Hart & Hallman, P.C. (included in its opinion filed as Exhibit 5.1).
         23.3            -- Consent of Miller and Lents, Ltd.+
         24              -- Power of Attorney (included on the signature page of the original filing).
         27              -- Financial Data Schedule (included in SEC filing only).+


---------------

 + Previously filed.

 * Amended Exhibit.

ITEM 17  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on March 2, 2001.


                                            ENCORE ACQUISITION COMPANY

                                            By:     /s/ I. JON BRUMLEY
                                              ----------------------------------
                                                        I. Jon Brumley
                                                     Chairman, President,
                                                 Chief Executive Officer and
                                                            Director


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:



                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----

                 /s/ I. JON BRUMLEY                    Chairman, President, Chief     March 2, 2001
-----------------------------------------------------    Executive Officer and
                   I. Jon Brumley                        Director

                   JON S. BRUMLEY*                     Executive Vice President --    March 2, 2001
-----------------------------------------------------    Business Development,
                   Jon S. Brumley                        Secretary, Assistant
                                                         Treasurer and Director

                  KYLE M. SCHULTZ*                     Executive Vice President --    March 2, 2001
-----------------------------------------------------    Exploitation and Director
                   Kyle M. Schultz

                  MORRIS B. SMITH*                     Chief Financial Officer,       March 2, 2001
-----------------------------------------------------    Treasurer, Executive Vice
                   Morris B. Smith                       President and Principal
                                                         Financial Officer

                  ROBERT C. REEVES*                    Vice President, Controller     March 2, 2001
-----------------------------------------------------    and Principal Accounting
                  Robert C. Reeves                       Officer

                  KENNETH A. HERSH*                    Director                       March 2, 2001
-----------------------------------------------------
                  Kenneth A. Hersh

                 ARNOLD L. CHAVKIN*                    Director                       March 2, 2001
-----------------------------------------------------
                  Arnold L. Chavkin

                  HOWARD H. NEWMAN*                    Director                       March 2, 2001
-----------------------------------------------------
                  Howard H. Newman

               *By: /s/ I. JON BRUMLEY
  ------------------------------------------------
                   I. Jon Brumley
                  Attorney-in-Fact

                                 EXHIBIT INDEX


        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
          1              -- Form of Underwriting Agreement.+
          3.1            -- Second Amended and Restated Certificate of Incorporation
                            of Encore Acquisition Company.+
          3.2            -- Form of Second Amended and Restated By-Laws of Encore
                            Acquisition Company.+
          3.3            -- Deleted Exhibit.
          4.1            -- Specimen certificate of Encore Acquisition Company.+
          4.2            -- Registration Rights Agreement dated as of August 18, 1998 among Encore Acquisition Partners, Inc. and the
                            stockholder named therein.+
          4.3            -- Stockholders' Agreement of Encore Acquisition Partners,
                            Inc. dated as of August 18, 1998.+
          4.4            -- Stock Purchase Agreement among Encore Acquisition
                            Partners, Inc. and the Investor Stockholders and the
                            Management Stockholders dated as of August 18, 1998.+
          5.1            -- Opinion of Kelly, Hart & Hallman, P.C.*
         10.1            -- Credit Agreement dated as of May 7, 1999, by and among
                            Encore Operating, L.P., Encore Acquisition Partners,
                            Inc., and a syndicate of banks led by NationsBank, N.A.,
                            First Union National Bank, and BankBoston, N.A.+
         10.2            -- Letter Agreement effective as of August 24, 2000 amending the Credit Agreement.+
         10.3            -- Pledge Agreement by Encore Acquisition Partners, Inc. in
                            favor NationsBank, N.A. dated as of May 7, 1999.+
         10.4            -- Form of 2000 Incentive Stock Plan of Encore Acquisition
                            Company.+
         10.5            -- Management Stock Ownership Plan effective as of August
                            18, 1998.+
         10.6            -- Form of Indemnity Agreement.+
         10.7            -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and I. Jon Brumley dated as of
                            August 18, 1998.+
         10.8            -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and Jon S. Brumley dated as of
                            August 18, 1998.+
         10.9            -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and Gene Carlson dated as of
                            August 18, 1998.+
         10.10           -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and Kyle Schultz dated as of
                            August 18, 1998.+
         10.11           -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and Morris B. Smith dated as
                            of August 1, 2000.+
         10.12           -- Purchase and Sale Agreement between Shell Western E&P
                            Inc. and Shell Onshore Ventures Inc., as sellers, and
                            Encore Operating, L.P., as buyer, dated as of March 12,
                            1999.+
         10.13           -- Amendment to Purchase and Sale Agreement between Shell
                            Western E&P Inc. and Shell Onshore Ventures Inc., as
                            sellers, and Encore Operating, L.P., as buyer, dated as
                            of May 26, 1999.+
         10.14           -- Second Amendment to Purchase and Sale Agreement between
                            Shell Western E&P Inc. and Shell Onshore Ventures Inc.,
                            as sellers, and Encore Operating, L.P., as buyer, dated
                            as of May 28, 1999.+

        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
         10.15           -- Purchase and Sale Agreement dated February 23, 2000
                            between Cross Timbers Oil Company and Encore Operating,
                            L.P.+
         21.1            -- Subsidiaries of Encore Acquisition Company.+
         23.1            -- Consent of Arthur Andersen LLP.*
         23.2            -- Consent of Kelly, Hart & Hallman, P.C. (included in its opinion filed as Exhibit 5.1).
         23.3            -- Consent of Miller and Lents, Ltd.*
         24              -- Power of Attorney (included on the signature page of the original filing).+
         27              -- Financial Data Schedule (included in SEC filing only).+

---------------

 + Previously filed.

 * Amended Exhibit.